EXHIBIT 14.1

GTJ REIT, INC.

AMENDED AND RESTATED CODE OF BUSINESS CONDUCT AND ETHICS

This Amended and Restated Code of Business Conduct and Ethics (this “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may occur or arise, but it sets out basic principles to guide employees, officers and directors of GTJ REIT, Inc., a Maryland corporation, (the “Company”). The board of directors of the Company (the “Board”) has adopted this Code in order to:

a)	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;
b)

promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

c)	promote compliance with governmental laws, rules and regulations applicable to the Company;
d)	promote the protection of Company assets, including corporate opportunities and confidential information;
e)	promote fair dealing practices;
f)	deter wrongdoing; and
g)	ensure accountability for adherence to this Code.

Our employees, officers and directors must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. Each employee, officer and director will be required to sign a certification in the form of Exhibit A hereto.

Those employees, officers or directors who violate this Code will be subject to disciplinary action, up to and including termination of employment or other service or removal as a director from the Board. If you are in a situation which you believe may violate or lead to a violation of this Code, please follow the guidelines described in Section 14 of this Code.

1.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which the ethical standards of the Company are built. All employees, officers and directors must respect, obey and comply with all applicable governmental laws, rules and regulations, including those of the cities, states and countries in which we operate. Although not all employees, officers and directors are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from our executive officers or legal counsel. The

Company will, as necessary, hold information and training sessions to promote compliance with relevant laws, rules and regulations.

2.	CONFLICTS OF INTEREST

A conflict of interest exists when a person’s private interests (or the interests of a member of his or her family) conflict in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director (or a member of his or her family) takes action or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position at the Company. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer of the Company are expressly prohibited.

It is a conflict of interest for an employee, officer or director to work simultaneously for, or be a director or consultant for, a competitor, tenant or supplier. The best policy is to avoid any direct or indirect business connection with the Company’s competitors, tenants or suppliers, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with an executive officer or our legal counsel. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of an executive officer or our legal counsel and consult the procedures described in Section 14 of this Code.

3.	INSIDER TRADING

Employees, officers and directors who have access to confidential information (and any employee, officer or director could have access to such confidential information) are not permitted to use or share that information for stock trading purposes or for any other purpose, other than the legitimate conduct of our business. All non-public information about the Company should be considered confidential information. To use confidential information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but is also illegal. In order to assist in compliance with laws against insider trading, the Company has adopted a specific policy governing employees, officers and directors trading in securities of the Company. This policy has been distributed to every employee, officer and director. If you have any questions, please consult our legal counsel.

4.	CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves personally (or for the benefit of friends and family members) opportunities that are presented to them through the use of corporate property, information or position without the prior consent of the Board. No employee, officer or director may use corporate property, information, or position for improper personal gain (including gain of friends or family members), and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers and directors owe a primary duty to the Company to advance its interests when the opportunity to do so arises.

5.	COMPETITION AND FAIR DEALING

We seek to compete fairly and honestly. Taking proprietary information or possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies, is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company’s tenants, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No employee, officer or director should take unfair advantages of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with tenants, service providers or competitors. No gift or entertainment should be offered, given, provided or accepted by any employee, officer or director, or a family member of an employee, officer or director or agent, unless it: (1) is not a cash gift, (2) is consistent with customary business practice, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws, rules or regulations. Please discuss with an executive officer or our legal counsel any gifts or proposed gifts which you are not certain are appropriate.

6.	DISCRIMINATION AND HARASSMENT

The diversity of the Company’s employees, officers and directors is a tremendous asset. We are committed to provide equal opportunity in all aspects of employment and do not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on race, religion, sexual orientation, gender or ethnicity.

7.	HEALTH AND SAFETY

The Company strives to provide each employee, officer and director with a safe and healthy work environment. Each employee, officer and director has responsibility for maintaining a safe and healthy workplace for all employees, officers and directors by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees, officers and directors should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace is not tolerated.

8.	RECORD-KEEPING

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Employees, officers and directors may use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask an executive officer.

The Company’s books, records, accounts and financial statements must be maintained accurately, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and with the knowledge of the Board.

Business communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterization of people and companies that could be misunderstood. This applies to correspondence, telephone messages, e-mail, memoranda and formal reports.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult our legal counsel.

9.	CONFIDENTIALITY

Employees, officers and directors must maintain the confidentiality of information entrusted to them by the Company or its customers, tenants or service providers, except when disclosure is authorized by an executive officer or our legal counsel, or required by laws, rules or regulations. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company’s competitors, or otherwise disadvantageous to the business of the Company or its customers, tenants or service providers if disclosed. It also includes information that tenants have entrusted to us. The obligation to preserve confidential information continues even after employment or other service with the Company ends. In connection with this obligation, every employee, officer and director is required to execute a confidentiality agreement.

10.	PROTECTION AND PROPER USE OF THE COMPANY'S ASSETS

All employees, officers and directors should endeavor to protect the Company’s assets and see to their appropriate use. Theft, carelessness, and waste have a direct impact on profitability and are prohibited. Any suspected incident of fraud or theft should be immediately reported for investigation to an executive officer or legal counsel. Company equipment should not be used for non-Company business.

The obligation of employees, officers and directors to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this proprietary information is prohibited, could also be illegal and may result in civil or criminal penalties.

11.	PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments, foreign political parties or foreign political candidates in order to obtain or retain business.

In addition, the U.S. government has a number of laws, rules and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate the Company’s policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. If you have questions, our legal counsel will provide guidance to you in this area.

12.	WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for employees, officers or directors may be made only by the prior approval of the Board after full disclosure.  Waivers will be promptly disclosed in accordance and compliance with the rules of the SEC.

13.	REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR OR VIOLATIONS OF THIS CODE

Employees, officers and directors are encouraged to talk to our executive officers or legal counsel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the Company’s policy not to allow retaliation for reports of misconduct by others made in good faith by employees, officers or directors. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.

14.	COMPLIANCE PROCEDURES

The Company must work to ensure prompt and consistent action against violations of this Code. In some situations, it is difficult to know if a violation has occurred. Since the Company cannot anticipate every situation that will arise, it is important that you have a way to approach the Company with a question or problem. These are the steps to take in such case:

•	Make sure you have all the facts. In order to reach the right solutions, you must be as fully informed as possible.
•

Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others at the Company involved and discuss the problem.
•

Discuss the problem with an executive officer. This is the basic guidance for all situations. In many cases, the executive officer will be more knowledgeable about the question, and will appreciate being brought into the decision-making process.

•

Seek help from Company resources. In the event that it is not appropriate to discuss an issue with your manager (or you do not have a manager), or where you do not feel comfortable approaching your manager or an executive officer with your question, discuss it with the Chief Executive Officer, the President or any member of the Board.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not tolerate retaliation of any kind against employees, officers and directors for good faith reports of potential violations of the Code.
15.	DISCLOSURES AND CONTROLS

All employees, officers and directors are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications.  Accordingly, it is the responsibility of employees, officers and directors promptly to bring, or cause to be brought, to the attention of the persons responsible for creating such disclosures, the Chief Executive Officer, President and Chief Financial Officer, any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings, submissions or communications or otherwise assist such persons in fulfilling their and the Company’s responsibilities with respect to such public filings, submissions or communications.

The Company’s policy is to comply with all applicable financial reporting and accounting SEC regulations applicable to the Company. If any person has concerns or complaints regarding questionable accounting, internal accounting controls, or auditing matters which in any way affect the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee Chairperson in accordance with the Whistleblower Policy of the Company.

All employees, officers and directors of the Company shall promptly bring, or cause to be brought, to the attention of the Audit Committee Chairperson any information he or she may have concerning (a) significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

16.	ACCOUNTABILITY FOR ADHERENCE TO THIS CODE

The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and shall include written notices to the individual involved that the Board or its designee has determined that there has been a violation, and may include censure by the Board or its designee, demotion or reassignment of the individual involved, suspension with or without pay or benefits (as determined by the Board or its designee) and termination of the individual’s employment or other service or actions to remove the individual as a director. In determining what action is appropriate in a particular case, the Board or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether the individual in question had committed other violations in the past.

17.	CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

This Code shall be the code of ethics for all executive officers and senior financial officers of the Company, adopted by the Company for purposes of Item 406 of Regulation S-K promulgated by the SEC.

18.	INTERNAL USE

This Code is intended solely for the internal use by the Company and does not constitute an admission by or on behalf of the Company as to any fact, circumstance or legal conclusion.

Adopted: January 30, 2018

EXHIBIT A

CERTIFICATION FOR THE AMENDED AND RESTATED
CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read the GTJ REIT, Inc. (the “Company”) Amended and Restated Code of Business Conduct and Ethics (the “Code”). I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my position as an employee, officer or director of the Company. I agree to comply with the Code.

If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my position, I know I can consult an executive officer or the Company’s legal counsel, knowing that my questions or reports to these sources will be maintained in confidence.

_____Yes, I have read the above Code and certify compliance.

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Name

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Signature

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Date